Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-281065

Prospectus Supplement No. 3

(To Prospectus)

Up to 10,000,000 Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-281065), as amended and supplemented, with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on September 17, 2024. The Prospectus relates to the issuance by VivoPower International PLC of up to 10,000,000 Ordinary Shares in a best efforts offering.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VVPR.” The last sale price of our Ordinary Shares on Nasdaq on September 16, 2024 was $1.91 per share.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

September 17, 2024

Commission File Number 001-37974

VIVOPOWER INTERNATIONAL PLC

(Translation of registrant’s name into English)

The Scalpel, 18th Floor, 52 Lime Street

London EC3M 7AF

United Kingdom

+44-203-667-5158

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F:

Form 20- F ☒ Form 40-F ☐

On September 17, 2024, VivoPower International PLC (the “Company”, “VVPR”) issued a press release announcing that it has entered into a heads of agreement to merge with Future Automotive Solutions and Technologies Inc. (“FAST”), a Canadian hydrogen technology company, at a combined pro-forma equity valuation of US$1.13 billion. The proposed all-stock merger, which is exclusive but remains non-binding pending the execution of definitive agreements, will result in the issuance of 5.72 million restricted shares of VivoPower at a price per share of US$101 per VVPR share to FAST shareholders, valuing the equity of VivoPower at approximately US$556 million and the equity of FAST at US$578 million. VivoPower shareholders are expected to own 49% of the pro forma combined group, with all affiliates and insiders agreeing to a voluntary lock up upon closing of the transaction. Following the proposed merger, VivoPower is expected to have an estimated 11.2 million fully diluted shares outstanding, of which all affiliates and insiders of both VivoPower and FAST will be locked up for an agreed time period. The closing of the transaction is subject to several conditions, including, but not limited to, the closing of the previously announced business combination between Tembo and Cactus Acquisition Corp. 1 Limited, the separate listing of Tembo on Nasdaq, regulatory approvals, and the delivery of a satisfactory third-party fairness opinion.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Report on Form 6-K, including Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statements on Form S-8 (File Nos. 333-227810, 333-251546, 333-268720, 333-273520), Form F-3 (File No. 333-276509) and Form F-1 (File No. 333-267481).

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

No Offer or Solicitation

This Report on Form 6-K shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This Report on Form 6-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

EXHIBIT INDEX

Exhibit 99.1 — Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2024	VivoPower International PLC

/s/ Kevin Chin
Kevin Chin
Executive Chairman

Exhibit 99.1

VivoPower announces strategic merger heads of agreement with FAST at a pro-forma combined equity value of US$1.13bn

Proposed all stock merger values VivoPower equity at US$556 million (implying a share price of US$101 per VVPR share) with FAST equity valued at US$578 million

VivoPower expected to issue 5.72 million restricted shares at US$101 per VivoPower share as consideration for FAST

VivoPower shareholders expected to own 49% of the pro forma combined group, with affiliates and insiders agreeing to a voluntary lock up upon closing of the transaction

Post-proposed merger, VivoPower will have an estimated 11.2 million fully diluted shares, with an estimated free float of 3.3 million shares (excluding any other issues)

FAST is a Canadian headquartered hydrogen technology company pioneering advanced gas power to hydrogen power conversions and next-gen hydrogen vehicles; it has office and factory locations in Canada and Japan

Heads of agreement is non-binding but provides for an exclusivity period of 90 days for the parties to reach a definitive agreement

Proposed merger is conditional upon closing of the previously announced business combination with CCTS and separate listing of Tembo

Parties expect to establish the value of Tembo shares held by VVPR shareholders following closing of the CCTS transaction and to consider potential distribution of such value to qualifying shareholders

VivoPower’s board of directors has engaged a third party to provide a fairness opinion

LONDON, 17 September 2024 /GLOBE NEWSWIRE/ – VivoPower International PLC (Nasdaq: “VVPR”) (“VivoPower”) has announced a strategic heads of agreement to merge with Future Automotive Solutions and Technologies Inc. (“FAST”) that reflects an equity valuation of $556 million for VivoPower and $578 million for FAST. The heads of agreement is exclusive for 90 days, but non-binding until such time definitive transaction documents are executed. A target completion date of 31 December 2024 has been agreed and is conditional upon, among other things, the consummation of the previously announced business combination transaction between Tembo and Cactus Acquisition Corp. 1 Limited (“CCTS”), the satisfactory completion of a third-party fairness opinion, minimum net cash at closing of $20 million as well as the fulfilment of customary regulatory and merger transaction requirements.

As contemplated in the heads of agreement, the proposed merger will involve the issuance of 5.72 million restricted new shares in VivoPower to FAST shareholders as consideration. VivoPower shareholders are expected to own 49% of the pro forma combined group upon closing of the proposed merger based on the current pro-forma fully diluted VivoPower shares on issue. The implied value of VivoPower’s current outstanding shares at the US$538 million merger equity value is approximately US$101 per share.

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FAST is a Canadian headquartered hydrogen technology company that converts ICE (internal combustion engine) vehicles to run on hydrogen with offices and factory locations in Canada and Japan. FAST was co-founded and is led by one of the automotive industry’s leading luminaries, Ken Okuyama. Mr. Okuyama is best known for being the chief designer of the Enzo Ferrari, whilst working at Pininfarina. He also oversaw projects including Ferrari 599 GTB Fiorano, Ferrari 456M GT, Ferrari California, Ferrari 612 Scaglietti, Ferrari Rossa (Concept car), Mitsubishi Colt CZC, Maserati Birdcage 75th, Maserati Quattroporte V and Ferrari P4/5. Mr. Okuyama previously worked for Porsche, helping design the new generation of the Porsche 911 (aka 996) as well as the Boxster. Prior to that Mr. Okuyama was a design director at Advanced Concept Center of General Motors where he directed the world’s first production electric car, EV1, and solar energy race car, Sunracer.

About VivoPower

Established in 2014 and listed on Nasdaq since 2016, VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for off-road and on-road customised and ruggedised fleet applications as well as ancillary financing, charging, battery and microgrids solutions.

VivoPower’s core purpose is to provide its customers with turnkey decarbonisation solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel covering Australia, Canada, the Netherlands, the United Kingdom, the United States, the Philippines, and the United Arab Emirates.

About FAST

FAST is a Canadian headquartered hydrogen technology company that focuses on developing technologies that promote the adoption of hydrogen. FAST will be launching several vehicle models powered by hydrogen powered internal combustion engines as well as a conversion platform for gasoline and diesel vehicles to run on hydrogen. FAST has offices and factory facilities in Toronto (Canada), Tokyo (Japan) and Yamagata (Japan).

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. Forward-looking statements in this press release include statements regarding VivoPower and FAST’s ability to reach a definitive agreement and to complete the merger transaction as set out in the heads of agreement, completion of the Tembo transaction with CCTS and the potential distribution of the Tembo shares to shareholders. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

Shareholder Enquiries

shareholders@vivopower.com

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